MEDTRONIC plc
NON-QUALIFIED STOCK OPTION AGREEMENT
2021 MEDTRONIC PLC LONG TERM INCENTIVE PLAN
Name:

Employee ID:

Client Grant ID:

Grant Date:

Grant Price:

Grant Type:

Shares Awarded:

Expiration Date:

1.The Option. Medtronic plc, an Irish public limited company (the “Company”), hereby grants to you, the individual named above, as of the above Grant Date, an option (the “Option”) to purchase the above number of ordinary shares of the Company, par value $0.0001 per share (the “Common Stock”), for the above Option Price Per Share, on the terms and conditions set forth in this Non-Qualified Stock Option Agreement (this “Agreement”) and in the 2021 Medtronic Long Term Incentive Plan (the “Plan”). In the event of any inconsistency between the terms of the Agreement and the Plan, the terms of the Plan shall govern. Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Plan.
2.Exercise of Option. The exercise of the Option is subject to the following conditions and restrictions:
a.Expiration. Upon vesting of a portion of the Option, such portion may be exercised in whole or in part until the earlier of (i) the above Expiration Date, or (ii) the expiration of the applicable period following your Termination of Employment, as provided in Sections 2(c), (d) or (e) below.
b.Schedule of Exercisability. The Option shall become vested and exercisable to the extent of 25% of the above number of shares of Common Stock on each of the first, second, third and fourth anniversaries of the Grant Date. Once a portion of the Option has become exercisable, that portion may be exercised at any time thereafter, subject to the provisions of Section 2(a) above.
c.Death. Notwithstanding the schedule of exercisability set forth in Section 2(b) above, the Option shall become immediately exercisable in full upon your death, and may be exercised by your Successor (as defined below) at any time, or from time to time, within five years after the date of your death, subject to Section 2(g) below. For purposes of this Agreement, the term “Successor” shall mean the legal representative of your estate or the person or persons who may, by bequest, inheritance or valid beneficiary designation (as provided in Section 15.7 of the Plan), acquire the right to exercise the Option
d.Disability or Retirement. Notwithstanding the schedule of exercisability set forth in Section 2(b) above, and except if you Retire on or before the last day of the second fiscal quarter of the fiscal year in which the Grant Date occurs, the Option shall become immediately exercisable in full upon your Disability or Retirement (as each such term is defined below), and you may exercise your Option at any time, or from time to time, within five years after the date of Retirement or determination of Disability, subject to Section 2(g) below. For purposes of this Agreement, the term “Disability” shall have the meaning ascribed to it under the Global Disability Policy maintained by the Committee or its delegate and the term “Retirement” shall mean the earlier of: (i) Termination of Employment from the Company or an Affiliate on or after attaining age 55 with 10 years of service; (ii) Termination of Employment on or after attaining age 62; or (iii) if, on your termination date, you are employed in a country (i.e., receiving pay and benefits from that country) that is designated on the Global Retirement Policy maintained by the Committee or its delegate, the age or combination of age and service specifically for such country on the Global Retirement Policy.
e.Termination for Any Other Reason. In the event you incur a Termination of Employment for any reason other than those specified in Sections 2(c) and 2(d), and if you Retire on or before the last day of the second fiscal quarter of the fiscal year in which the Grant Date occurs, as provided in Section 5 below, any unvested portion of the Option will terminate as of 11:00 p.m. CT (midnight ET) on the date of your Termination of Employment. You may exercise that portion of the Option that was vested but unexercised as of the date of your Termination of Employment for ninety (90) days following the date of your Termination of Employment, subject to Section 2(g) below. At 11:00 p.m. CT (midnight ET) on the date that is 90 days after the date of your Termination of Employment, the Option will expire.
f.Change of Control. Notwithstanding any other provision of this Agreement, the Option shall be subject to the provisions of Section 10.1 of the Plan.
g.Expiration of Term. Notwithstanding the foregoing paragraphs (a)−(f), in no event shall the Option be exercisable after the Expiration Date.
3.Manner of Exercise. To exercise your Option, you must deliver notice of exercise (the “Notice”) to the administrator (the “Administrator”) designated by the Company to provide services relating to the administration of the Plan at the time of your exercise. The Notice must be given in the manner specified by the Administrator and must specify the number of shares of Common Stock (the “Shares”) as to which the Option is being exercised and must be accompanied by payment of the purchase price for the Shares. Payment of the purchase price may be in cash or by check. To the extent permissible under applicable law, payment of the purchase price may also be made by instructing the Company to withhold a number of Shares having a Fair Market Value (based on the Fair

Market Value of the Common Stock on the date the applicable Option is exercised) equal to the product of (i) the exercise price multiplied by (ii) the number of Shares in respect of which the Option shall have been exercised.
Exercise shall be deemed to occur on the earlier of (i) the date the Notice and the purchase price for the Shares as to which the Option is being exercised are received by the Administrator and (ii) the date you simultaneously exercise the Option and sell the Shares, using the proceeds from such sale to pay the purchase price.
4.Withhold Taxes. You are responsible for payment of any federal, state, local or other taxes which must be withheld upon the exercise of the Option, and you must promptly pay to the Company any such taxes. The Company and its subsidiaries are authorized to deduct from any payment owed to you any taxes required to be withheld with respect to the Shares, including social security and Medicare (FICA) taxes and federal, state and local income tax with respect to income arising from the exercise of the Option. The Company shall have the right to require the payment of any such taxes before issuing any Shares pursuant to an exercise of the Option. In lieu of all or any part of a cash payment, to the extent permissible under applicable law, you may elect to have a portion of the Shares otherwise issuable upon exercise of the Option withheld by the Company to satisfy all or part of the withholding tax requirements relating to the Option exercise with such Shares valued in the same manner as used in computing such withholding taxes. Any fractional Share amount due relating to such tax withholding will be rounded up to the nearest whole Share and the additional amount will be added to your federal withholding.
5.Forfeitures. If you have received or been entitled to receive payment in cash, delivery of Common Stock or a combination thereof pursuant to this Agreement within the period beginning six months prior to the date of your Termination of Employment and ending twelve months following the date of your Termination of Employment, the Company, in its sole discretion, may require you to return or forfeit the cash and/or Common Stock received or receivable with respect to this Option (or its economic value as of the date of the exercise of the Option), in the event that you engage in any of the following activities:
a.performing services for or on behalf of any competitor of, or competing with, the Company or any Affiliate, within six months of the date of your Termination of Employment;
b.unauthorized disclosure of material proprietary information of the Company or any Affiliate;
c.a violation of applicable business ethics policies or business policies of the Company or any Affiliate; or
d.any other occurrence determined by the Committee.
The Company’s right to require forfeiture must be exercised not later than 90 days after the Company acquires actual knowledge of such an activity, but in no event later than twelve months after your Termination of Employment. Such right shall be deemed to be exercised upon the Company’s mailing written notice of such exercise to your most recent home address as shown on the personnel records of the Company. In addition to requiring forfeiture as described herein, the Company may exercise its rights under this Section 5 by preventing or terminating the exercise of any rights under this Option or the acquisition of Shares or cash thereunder.

If you fail or refuse to forfeit the cash and/or Shares demanded by the Company (the number of such shares of Common Stock as may be adjusted for any events described in Section 3.4 of the Plan), you shall be liable to the Company for damages equal to the number of Shares demanded times the highest closing price per share of the Common Stock during the period between the date of your Termination of Employment and the date of any judgment or award to the Company, together with all costs and attorneys’ fees incurred by the Company to enforce this provision.
For purposes of this Section 5, forfeiture of Common Stock shall be effected by the redemption of such Common Stock in accordance with the Articles of Association of the
Company and to the extent permissible under applicable law.
Notwithstanding the foregoing, this Section 5 shall have no application following a Change of Control, nor shall the Company’s Incentive Compensation Forfeiture Policy apply following a Change of Control to this Option or to any proceeds in respect of this Option.
In addition to the foregoing, this Option shall terminate as provided in Section 2(f) on the date of your Retirement, and you will forfeit the accelerated vesting described in Section 2(d) of this Agreement that would otherwise occur with respect to this Option upon your Retirement, if you Retire on or before the last day of the second fiscal quarter of the fiscal year in which the Grant Date occurs.
6.Clawback; Repayment. The Option shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time, and (ii) applicable law. In addition, if you receive any amount in excess of the amount that you should have otherwise received under the terms of the Option for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Committee may provide that you shall be required to repay any such excess amount to the Company and its Subsidiaries.
7.Conversion to Stock Settled Appreciation Rights. At any time following the Grant Date, the Company may convert this Option to a stock-settled Stock Appreciation Right. Upon exercise of a stock-settled Stock Appreciation Right, you shall receive shares of Common Stock with a value equal to the excess of (1) the Fair Market Value of the Shares on the date of exercise over (2) the Option Price Per Share multiplied by the number of Shares.
8.Governing Law, Venue and Personal Jurisdiction. Notwithstanding anything contrary in the Plan or Section 9 of this Agreement, the validity, enforceability, construction and interpretation of the Plan or Agreement shall be governed by the laws of the State of Minnesota. You irrevocably waive any right to have the laws of any state or nation or other legal jurisdiction other than the State of Minnesota apply to the Plan or Agreement. Any dispute regarding the Plan or Agreement that is not subject to Section 9 or is allowed to be brought in court pursuant to Section 9 (“Permitted Court Action”) shall be exclusively decided by a state court in the State of Minnesota, and you irrevocably waive any right to have any such disputes decided in any jurisdiction or venue other than a state court in the State of Minnesota. You irrevocably consent to the personal jurisdiction of the state courts in the State of Minnesota for the purposes of any Permitted Court Action, and irrevocably waive any right to remove any case commenced by Medtronic from a state court in the State of Minnesota to any federal court.

9.Arbitration Agreement.
a.Covered Claims. You and Medtronic agree that, except as otherwise provided in this Arbitration Agreement, all claims or disputes, past, present, or future, arising out of or related to: (i) this Agreement, (ii) the Award, or (iii) the Plan (including, without limitations, claims for breach of contract, breach of fiduciary duty, and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance) will be decided by a single arbitrator through final and binding arbitration under the terms of this Arbitration Agreement. This arbitration Agreement applies to any disputes that the Company may have against you or that you may have against the Company, and/or any of its past, present, or future: (i) officers, directors, members, owners, shareholders, employees, and board members; (ii) parents, subsidiaries, and affiliates; and (iii) Plan Administrators and Committee members or Committees (as those terms are defined in the Plan); and (iv) predecessors, successors, or assigns. Each and all of the entities/individuals listed in the preceding sentence may enforce this Arbitration Agreement as a direct or third-party beneficiary. If any claim(s) not covered under this Arbitration Agreement are combined with claims that are covered under this Arbitration Agreement, to the maximum extent permitted under applicable law, the covered claims will be arbitrated and continue to be covered under this Arbitration Agreement.
b.The arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the scope, interpretation, applicability, enforceability, or waiver of this Arbitration Agreement. However, the preceding sentence does not apply to Section 9(e) of this Arbitration Agreement. Notwithstanding any other clause or language in this Arbitration Agreement and/or any rules or procedures that might otherwise apply by virtue of this Arbitration Agreement, any claim that all or any portion of the Class Action Waiver is unenforceable, inapplicable, unconscionable, or void or voidable, will be determined only by a court of competent jurisdiction and not by an arbitrator.
c.Limitations. This Arbitration Agreement does not cover any claims or disputes that an applicable federal statute expressly states cannot be arbitrated or subject to a pre-dispute arbitration agreement. Both the Company and you may apply to a court of competent jurisdiction as permitted in this Arbitration Agreement for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such relief. The court to which the application is made is authorized to grant temporary or preliminary injunctive relief and may do so with or without addressing the merits of the underlying arbitrable dispute, as provided by applicable law of the jurisdiction. All determination of final relief will be decided in arbitration, and the pursuit of temporary or preliminary injunctive relief shall not be deemed incompatible with or constitute a waiver of rights under this Arbitration Agreement.
d.Procedures. The arbitration will be administered by the American Arbitration Association (“AAA”), and except as provided in this Arbitration Agreement, will be under the then current Commercial

Arbitration Rules of the AAA (“AAA Rules”); provided, however, that if there is a conflict between the AAA Rules and this Arbitration Agreement, this Arbitration Agreement shall govern. Unless the parties jointly agree otherwise, the arbitrator must be a retired judge from any jurisdiction. Unless the parties jointly agree otherwise, the arbitration will take place in the county where you are employed or were last employed by the Company.
i.The arbitrator will be selected as follows: AAA will give each party a list of 11 potential arbitrators (who are subject to the qualifications of the preceding paragraph) drawn from its panel of arbitrators from which the parties will strike alternately by telephone conference administered by AAA, with the claimant to strike first, until only one name remains. That person will be designated as the arbitrator. If the individual selected cannot serve, AAA will issue another list of 11 potential arbitrators and repeat the alternate striking selection process. If AAA will not administer the arbitration, either party may apply to a court of competent jurisdiction with authority over the location where the arbitration will be conducted to appoint a neutral arbitrator, who shall act under this Arbitration Agreement with the same force and effect as if he or she had been specifically named herein.
ii.The arbitrator may award any remedy to which a party is entitled under applicable law, but remedies will be limited to those that would be available to a party in their individual capacity for the claims presented to the arbitrator. Either party may file dispositive motions, including without limitation a motion to dismiss and/or a motion for summary judgment and the arbitrator will apply the standards governing such motions under the Federal Rules of Civil Procedure. A party may make an offer of judgment in a manner consistent with, and within the time limitations, consequences, and effects provided in Rule 68 of the Federal Rules of Civil Procedure.
iii.The arbitrator will issue an award by written opinion within thirty (30) days from the date the arbitration hearing concludes. The opinion will be in writing and include the factual and legal basis for the award. The award issued by the arbitrator may be entered in any court of competent jurisdiction.
e.Class and Collective Action Waivers. You and the Company agree to bring any claim on an individual basis. Accordingly, YOU AND THE COMPANY WAIVE ANY RIGHT FOR ANY DISPUTE TO BE BROUGHT, HEARD, DECIDED OR ARBITRATED AS A CLASS ACTION AND/OR COLLECTIVE ACTION AND THE ARBITRATOR WILL HAVE NO AUTHORITY TO HEAR OR PRESIDE OVER ANY CLASS AND/OR COLLECTIVE ACTION (“Class Action Waiver”). Additionally, no arbitration proceeding under this Arbitration Agreement may be consolidated or joined in any way with an arbitration proceeding involving claims by different employees. The Class Action Waiver will be severable from this Arbitration Agreement if there is a final judicial determination that the Class Action Waiver is invalid, unenforceable, unconscionable, void, or voidable. In such case, the class and/or collective action must be litigated in a civil court of competent jurisdiction—not in arbitration—but any portion of the Class Action Waiver that is enforceable shall be enforced in arbitration.
f.Discovery. Each party may take the deposition of 3 individual fact witnesses and any expert witness designated by another party. Each party may also propound requests for production of documents, and each party may subpoena witnesses and documents for discovery or the arbitration hearing, including testimony and documents relevant to the case from third parties, in accordance with any applicable state or federal law. Additional discovery may be conducted by mutual stipulation, and the arbitrator will have exclusive authority to entertain requests for additional discovery, and to grant or deny such requests, based on the arbitrator’s determination whether additional discovery is warranted by the circumstances of a particular case.
g.Construction. Subject to Section 9(e), which includes its own severability provision, if any provision of this Arbitration Agreement is adjudged to be invalid, unenforceable, unconscionable, or void or voidable, in whole or in part, such adjudication will not affect the validity of the remainder of the Arbitration Agreement. All remaining provisions will remain in full force and effect. The mutual promises obligations by the Company and you to arbitrate provide consideration for this Arbitration Agreement. Your entitlement to an Award provides additional and separate consideration for this Arbitration Agreement. Any contractual disclaimers the Company has in any handbooks, other agreements, or policies do not apply to this Arbitration Agreement. Notwithstanding any contrary language in the Agreement or otherwise, this Arbitration Agreement will survive the termination of the Agreement, the Plan, your employment and the expiration of any benefit.
10.Agreement. By accepting your stock grant electronically on the administrator’s website or otherwise accepting or receiving the stock grant, you agree to be bound by the terms and conditions of this Agreement and the Plan, including, without limitation, the Arbitration Agreement. Your signature is not required in order to make this Agreement effective.

Medtronic Stock Administration
Medtronic plc
c/o Medtronic, Inc.
800 53rd Ave NE #SLK32
Minneapolis, MN 55432

askhr@medtronic.com
888-422-1500